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                                                                                                     Exhibit 12

                                        ONCOR ELECTRIC DELIVERY COMPANY
                               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                         Year Ended December 31,
                                                                    ----------------------------------
                                                                     2002        2001         2000
                                                                     ----        ----         ----
                                                                   Millions of Dollars, Except Ratios
EARNINGS:
     Income (loss) from continuing operations                       $ 245        $ 228        $ 226
     Add:  Total federal income taxes                                 118          119          120
           Fixed charges (see detail below)                           274          280          270
                                                                    -----        -----        -----

                  Total earnings                                    $ 637        $ 627        $ 616
                                                                    =====        =====        =====

FIXED CHARGES:
     Interest expense, excluding capitalized interest               $ 270        $ 274        $ 264
     Rentals representative of the interest factor                      4            6            6
                                                                    -----        -----        -----
                      Total fixed charges                           $ 274        $ 280        $ 270
                                                                    =====        =====        =====



RATIO OF EARNINGS TO FIXED CHARGES                                   2.32         2.24         2.28
                                                                     ====         ====         ====

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